SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 1, 2003

                              GRUBB & ELLIS COMPANY
                              ---------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE              1-8122               94-1424307
              -----------------------------------------------------
           (STATE OR OTHER       (COMMISSION           (IRS EMPLOYER
           JURISDICTION OF       FILE NUMBER)       IDENTIFICATION NO.)
            FORMATION)



            2215 SANDERS ROAD, SUITE 400, NORTHBROOK, ILLINOIS 60062
            --------------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


        REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (847) 753-7500


                                 NOT APPLICABLE
                                 --------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Item 5.  OTHER EVENTS AND REGULATION DISCLOSURE

          On March 17, 2003, Grubb & Ellis Company (the "Company") issued two press releases disclosing several executive management changes. The management changes were made as part of a corporate realignment designed to enable the Company to better serve its clients by focusing on its transaction, management and strategic services businesses and global client capabilities. Specifically, the Company disclosed that Barry M. Barovick, the Company's President and Chief Executive Officer, and Ian Y. Bress, the Company's Chief Financial Officer, had resigned to pursue other opportunities. The Company further disclosed that Brian
D. Parker who had previously been with the Company from 1996 through 2000, as the Company's Chief Financial Officer had been re-hired as the Company's Chief Financial Officer.

          The Company also disclosed that it had not hired anyone to replace Mr. Barovick, but instead, had formed a senior management team to oversee the day-to-day operations of the Company. This senior management team will report directly to C. Michael Kojaian, the Company's Chairman, who will take a more active role in overseeing the Company's operations.

          The members of this newly formed senior management team are as follows: Richard Fulton, the Company's Executive Vice President Transaction Services, Eastern Region; Robert H. Osbrink, the Company's Executive Vice President Transaction Services, Western Region; Maureen A. Ehrenberg, the Company's Executive Vice President and the President of the Company's wholly-owned management services subsidiary; and, Brian D. Parker, the Company's new Chief Financial Officer. Messrs. Fulton and Osbrink will primarily be responsible for directing the Company's transactional services segment, Ms. Ehrenberg will primarily be responsible for overseeing the Company's management services operation, and Mr. Parker will primarily be responsible for overseeing financial matters regarding the Company.

          In addition, the Company also disclosed that Gregory M. Sherwood, will no longer serve as the Company's Executive Vice President, National Director, Transaction Services, but instead will serve as the Company's Executive Vice President of Marketing and Corporate Communications. In this role, Mr. Sherwood will oversee the Company's marketing, communications and training activities.

          In conjunction with its corporate realignment, the Company is also instituting various cost control initiatives that it believes will serve to strengthen the Company's financial position, while at the same time permit the Company to continue to provide the same level of services that it has in the past. Specifically, in addition to a work force reduction of approximately 40 individuals, the Company is further reducing compensation expenses, which is the Company's single largest expense, as a result of the agreement of certain of its executive officers to reduce their salaries by as much as fifteen percent (15%).

          The Company believes that the foregoing measures, and others, including, but not limited to the streamlining of its national marketing activities, will result in aggregate savings to the Company of approximately $15 million on an annualized basis, absent a one-time pre-tax charge of approximately $5 million which the Company will recognize in the third fiscal quarter of 2003 as a result of the severance costs associated with the work force reductions and the resignations of the CEO and CFO. There may be additional one-time pre-tax charges incurred as a result of the corporate realignment and comparable measures to be taken by the Company.

          The Company also disclosed that it had received from its lenders an extension of the bank waiver (the "Waiver") that it had initially received in December, 2002 under its amended and restated term loan and credit facility dated as of December 31, 2000 by and among the Company, various financial institutions and Bank of America, N.A., as agent and lender. Specifically, the Waiver, the receipt of which, along with its terms, was previously disclosed by the Company in its Current Report on Form 8-K filed on January 10, 2003, was due to expire on March 31, 2003, and has now been extended until May 1, 2003.

          Finally, on March 6, 2003, the Company also settled the lawsuit filed by an executive officer against the Company in December 2002, and the case was dismissed without prejudice. The Company had also previously disclosed this lawsuit in its Current Report on Form 8-K filed on January 10, 2003.

Item 7.          FINANCIAL STATEMENTS AND EXHIBITS

     The following are filed as Exhibits to this Current Report on Form 8-K:

     1.   Press Release dated March 17th, 2003 issued by the Company

     2.   Press Release dated March 17th, 2003 issued by the Company

     3. Separation Agreement dated March 14, 2003 by and between Grubb & Ellis Company and Barry M. Barovick

     4. Separation Agreement dated as of February 28, 2003 by and between Grubb & Ellis Company and Ian Y. Bress

     5. Employment Agreement dated as of March 1, 2003 by and between Grubb & Ellis Company and Brian D. Parker

     6. Form of Waiver executed by Bank of America, N.A., LaSalle Bank National Association and Bank One, N.A., and the Company, dated March 26, 2003.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant's behalf.

                                      GRUBB & ELLIS COMPANY



                                      By: /s/ ROBERT J. WALNER
                                          --------------------
                                          Robert J. Walner, Esq.
                                          Chief Administrative and Legal Officer


                                          /s/ BRIAN D. PARKER
                                          --------------------
                                          Brian D. Parker
                                          Chief Financial Officer


Dated: March 27, 2003